Exhibit 10.6

Dated 26 September 2007

SECONDONE CORP.

- and -

THIRDONE CORP.

- and -

DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT

as Lender

LOAN AGREEMENT

relating to a term loan facility of up to $24,560,000

and a guarantee facility of up to $5,900,000

to part-finance the acquisition

of two 7,800 metric tons deadweight

chemical oil tanker newbuildings having

Hull Nos. KJ-06043 and. KJ-06045

at Yangzhou Kejin Shipyard, China

WATSON, FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	14

3	DRAWDOWN	14

4	INTEREST	15

5	INTEREST PERIODS	16

6	DEFAULT INTEREST	16

7	REPAYMENT AND PREPAYMENT	17

8	GUARANTEE FACILITY	19

9	CONDITIONS PRECEDENT	22

10	REPRESENTATIONS AND WARRANTIES	23

11	GENERAL UNDERTAKINGS	25

12	CORPORATE UNDERTAKINGS	27

13	INSURANCE	28

14	SHIP COVENANTS	32

15	SECURITY COVER	35

16	PAYMENTS AND CALCULATIONS	37

17	APPLICATION OF RECEIPTS	37

18	APPLICATION OF EARNINGS	38

19	EVENTS OF DEFAULT	38

20	FEES AND EXPENSES	42

21	INDEMNITIES	43

22	NO SET-OFF OR TAX DEDUCTION	45

23	ILLEGALITY, ETC	45

24	INCREASED COSTS	46

25	SET-OFF	47

26	TRANSFERS AND CHANGES IN LENDING OFFICES	47

27	VARIATIONS AND WAIVERS	48

28	NOTICES	48

29	JOINT AND SEVERAL LIABILITY	50

30	SUPPLEMENTAL	50

31	LAW AND JURISDICTION	51

EXEXCUTION PAGE	52

SCHEDULE 1 DRAWDOWN NOTICE	53

SCHEDULE 2 CONDITION PRECEDENT DOCUMENTS	54

SCHEDULE 3 GUARANTEE FACILITY REQUEST	58

THIS AGREEMENT is made on 26 September 2007

BETWEEN:

(1)	SECONDONE CORP. and THIRDONE CORP. as joint and several borrowers, each a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (together, the “Borrowers”); and

(2)	DEUTSCHE SCHIFFSBANK AKTIENGESELLSCHAFT, Bremen and Hamburg, acting through its office at Domshot 17, D-28195 Bremen, Federal Republic of Germany (the “Lender”)

BACKGROUND

The Lender has agreed to make available to the Borrowers:

(A)	a term loan facility of up to $22,400,000 or, if the Ships are subject to Approved Charterparties, up to$24,560,000 for the purpose of part-financing the acquisition of the Ships, known as Hull Nos. KJ-06043 and KJ-06045 which are to be constructed by the Builder at Yangzhou Kejin Shipyard, China and sold to the relevant Borrower pursuant to the Shipbuilding Contracts as defined below; and

(B)	a guarantee facility for up to $5,900,000, together with interest at the rate of 7 per cent. per annum for a maximum period of 60 days, to guarantee the steel-cutting instalment for each of the Ships payable pursuant to the Shipbuilding Contracts.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5 in this Agreement:

“Advances” means, together, the Secondone Advance and the Thirdone Advance.

“Approved Charterparty” means, in relation to a Ship, any charterparty in relation to that Ship which is approved by the Lender as a valid charterparty for the purposes of the Secondone Advance Tranche D or the Thirdone Advance Tranche D, and in the plural means all of them;

“Approved Flag” means, in relation to a Ship, such flag as the Lender may approve as the flag on which that Ship shall be registered;

“Approved Flag State” means, in relation to a Ship, any country in which the Lender may approve that such Ship be registered;

“Approved Manager” means Pyxis Maritime Corp., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 and having its place of business at 4 Skouze Street, 185 36 Piraeus, Greece in its capacity as approved manager of each Ship or any other company which the Lender may approve from time to time;

“Approved Manager’s Undertaking” means, in relation to a Ship, a letter of undertaking executed by the Approved Manager in favour of the Lender in the terms required by the Lender agreeing certain matters in relation to the Approved Manager serving as the manager of that Ship and subordinating the rights of the Approved Manager against that Ship and the relevant Borrower to the rights of the Lender under the Finance Documents in such form as the Lender may approve or require;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(a)

(i)	in relation to the Secondone Advance, the date falling on the earlier of (A) 26 January 2010 and (B) the Delivery Date of the Secondone Ship; and

(ii)	in relation to the Thirdone Advance, the date falling on the earlier of (A) 28 April 2010 and (B) the Delivery Date for the Thirdone Ship;

(or, in each case, such later date as the Lender may agree with each of the Borrowers); or

(b)	if earlier, the date on which the Lender’s obligation to make the Loan is cancelled or terminated;

“Borrowers” mean together, Secondone and Thirdone, and, in the singular means any of them;

“Builder” means Sumec Marine Company Limited, a corporation organised and existing under the laws of the People’s Republic of China, with its principal office at 198 Changjiang Road, Nanjing, Jiangsu Province, the People’s Republic of China;

“Business Day” means a day on which banks are open in London, Athens, Hamburg and the People’s Republic of China and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Contract Price” means, in relation to each Ship, the aggregate amount payable by the relevant Borrower to the Builder pursuant to the relevant Shipbuilding Contract;

“Contractual Currency” has the meaning given in Clause 21.4;

“Delivery Tranche” means, in relation to:

(a)	Secondone Advance, the Secondone Advance Tranche D; and

(b)	Thirdone Advance, the Thirdone Advance Tranche D;

“Delivery Date” means, in relation to a Ship, the date on which title to and possession of that Ship is transferred from the Builder to the relevant Borrower pursuant to the Shipbuilding Contract relative to that Ship;

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to each Tranche, the date requested by the Borrowers for the Tranche to be advanced, or (as the context requires) the date on which the Advance is actually advanced;

“Drawdown Notice” means a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower who owns that Ship and which arise out of the use or operation of that Ship, including (but not limited to):

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(a)	all freight, hire and passage moneys, compensation payable to the Borrower who owns. the Ship in the event of requisition of the Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)	if and whenever the Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) are pooled or shared with any other person (which may only be effected with the prior consent of the Lender in accordance with Clause 14.15), that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

“Earnings Accounts” means, together the Secondone Earnings Account and the Thirdone Earnings Account and in the singular, means any of them;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to a Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than the Ship and which involves a collision between the Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Ship and/or the Borrower who owns the Ship and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Borrower who owns such Ship and/or any operator or manager of the Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

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“Event of Default” means any of the events or circumstances described in Clause 19.1;

“Finance Documents” means:

(a)	this Agreement;

(b)	the Predelivery Security Assignments;

(c)	the Mortgages;

(d)	the General Assignments; and

(e)	any other document (whether creating a Security Interest or not) which is executed at any time by any Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation in such form as the Lender may approve or require and, in the plural means all of them;

“Gurantee Facility” means the guarantee of up to $5,900,000 to be provided to the Borrowers together with interest at the rate of 7 per cent. per annum for a maximum period of 60 days, under which the Lender will issue the Instalment Guarantee in favour of the Builder;

“Guaranteed Obligations” means the actual and contingent, certain and future obligations and liabilities owed by the Borrowers in connection with the payment of the steel-cutting instalment payable pursuant to each Shipbuilding Contract and secured form time to time by each Instalment Guarantee;

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“Instalment Guarantee” means a guarantee issued by the Lender in favour of the Builder each for a maximum amount of $2,950,000 together with interest at the rate of 7 per cent. per annum for a maximum period of 60 days, in respect of the steel-cutting instalment payable by each Borrower to the Builder under the relevant Shipbuilding Contract, and in the plural means both of them;

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Period” means a period determined in accordance with Clause 5;

“ISM Code” means:

(a)	‘The International Management Code for the Safe Operation of Ship and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisations pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes, in relation to a Ship:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to that Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Ship’s compliance or the compliance of the relevant Borrower, with the ISM Code which the Lender may require;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time (and the terms “Safety Management System”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISM SMS” means the safety management system for the Ship which is required to be developed, implemented and maintained under the ISM Code;

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“ISPS Code” means the “International Code for the Security of Ships and of Port Facilities” as adopted on 12 December 2002 by resolution 2 of the Conference of Contracting Governments to the International Convention for the Safety of Life at Sea, 1974;

“Lender” means Deutsche Schiffsbank Aktiengesellschaft Bremen and Hamburg, acting through it office at Domshof 17, D-28195 Bremen, Federal Republic of Germany;

“LIBOR” means, for an Interest Period:

(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Reuters BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, “Reuters BBA Page LIBOR 01” means the display designated as “Reuters BBA Page LIBOR 01” on the Reuters Money News Service or such other page as may replace BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on Reuters BBA Page LIBOR 01, the rate per annum determined by the Lender to be the rate per annum which leading banks in the London Interbank Market offer for deposits in Dollars in the London Interbank Market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to each Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $800,000 or the equivalent in any other currency;

“Management Agreement” means an agreement in respect of the technical and commercial management of a Ship made between the Approved Manager and the relevant Borrower as owner of that Ship;

“Margin” means, in relation to an Advance:

(a)	at all times up to and including the date of delivery of each Ship which is to be financed by that Advance, 0.95 per cent. per annum; and

(b)	at all times thereafter 0.85 per cent. per annum;

“Mortgage” means, in relation to each Ship, the first preferred or priority ship mortgage on that Ship and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto in such form as the Lender may approve or require and, in the plural means all of them;

“Negotiation Period” has the meaning given in Clause 4.6;

“Outstanding Guarantee Amount” means the maximum amount of which an Instalment Guarantee was issued as the same may be reduced from time to time in accordance with the provisions of Clause 8;

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“Payment Currency” has the meaning given in Clause 21.4;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(g));

(f)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

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(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a);

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Potential Event of Default” means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Lender and/or the satisfaction of any other condition, would constitute an Event of Default;

“Predelivery Security Assignment” means, in relation to each Ship, an assignment of the Shipbuilding Contract and of the Refund Guarantees relative to that Ship executed or to be executed by the Approved Manager in such form as the Lender may approve or require and, in the plural, means all of them;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Refund Guarantee” means, in relation to each Ship, any irrevocable and unconditional letter of guarantee issued or to be issued by the Refund Guarantor in favour of the Approved Manager in respect of the instalments payable under the Shipbuilding Contract relative to that Ship in such form as the Lender may approve or require and in the plural means all of them;

“Refund Guarantor” means China Construction Bank, Jiangsu Branch, a company incorporated in The People’s Republic of China acting through its Jiangsu branch at 188 Hong Wu Road, Nanjing, China 21002 or such other bank or financial institution as the Lender may consent to be the issuer of a Refund Guarantee;

“Relevant Person” has the meaning given in Clause 19.7;

“Repayment Date” means a date on which a repayment is required to be made under Clause 7;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“SAFE” means State Administration of Foreign Exchange of the People’s Republic of China;

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“Secondone” means Secondone Corp., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Secondone Advance” means an amount of up to (i) the lesser of 73 per cent, of the Contract Price payable pursuant to the Secondone Shipbuilding Contract and $11,200,000 or, (ii) if the Secondone Ship is subject to an Approved Charterparty, the lesser of 80 per cent. of the Contract Price payable pursuant to the Secondone Shipbuilding Contract and $12,280,000, to be made available to Secondone in four tranches as follows:

(a)	an amount of up to $1,898,000 upon the commencement of steel cutting of the Secondone Ship (the “Secondone Advance Tranche A”);

(b)	an amount of up to$2,950,000 upon the commencement of keel-laying of the Secondone Ship (the “Secondone Advance Tranche B”);

(c)	an amount of up to $2,950,000 upon launching of the Secondone Ship (the “Secondone Advance Tranche C”); and

(d)	an amount of up to (i) $3,402,000 or, (ii) if the Secondone Ship is subject to an Approved Charterparty, $4,482,000 upon the delivery of the Secondone Ship (the “Secondone Advance Tranche D”);

“Secondone Earnings Account” means an account in the name of Secondone with the Lender designated “Sedondone Corp. - Earnings Account”, or any other account (with that or another office of the Lender) which is designated by the Lender as the Secondone Earnings Account for the purposes of this Agreement;

“Secondone Tranches” means, together, the Secondone Advance Tranche A, the Secondone Advance Tranche B, the Secondone Advance Tranche C and the Secondone Advance Tranche D and, in the singular, means any of them;

“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later tune or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means any person who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

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“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrowers and the Security Parties that:

(a)	all amounts which have become due for payment by the Borrowers or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrowers nor any Security Party has any future or contingent liability under Clause 20, 21, or 22 or any other provision of this Agreement or another Finance Document; and

(d)	the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrowers or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Settlement Amount” means, in relation to any demand made under an Instalment Guarantee, the amount payable by the Lender to the Builder in respect of such demand;

“Settlement Date” means, in relation to any demand made under an Instalment Guarantee, the date on which payment of the Settlement of the Settlement Amount is due to the Builder in respect of such demand;

“Ship” means, together:

(a)	the chemical oil tanker of approximately 7,800 metric tons deadweight which is to be constructed by the Builder pursuant to the Secondone Shipbuilding Contract currently having Hull No. KJ-06043 for Secondone and registered in its name under an Approved Flag in accordance with the laws of the applicable Approved Flag State (the “Secondone Ship”); and

(b)	the chemical oil tanker of approximately 7,800 metric tons deadweight which is to be constructed by the Builder pursuant to the Thirdone Shipbuilding Contract currently having Hull No. KJ-06045 for Thirdone and registered in its name under an Approved Flag in accordance with the laws of the applicable Approved Flag State (the “Thirdone Ship”);

and, in the singular, means either of them;

“Ships” means, together, the Secondone Ship and the Thirdone Ship and, in the singular, means either of them;

“Shipbuilding Contract” means, together:

(a)	the Shipbuilding Contract No. SUMEC06177 dated 8 October 2006 made between the Builder and Secondone for the construction by the Builder of the Secondone Ship and sale to Secondone (as the same may be supplemented and amended from time to time), (the “Secondone Shipbuilding Contract”); and

(b)	the Shipbuilding Contract No. SUMEC06178 dated 8 October 2006 made between the Builder and Thirdone for the construction by the Builder of the Thirdone Ship and sale to Thirdone (as the same may be supplemented and amended from time to time), (the “Thirdone Shipbuilding Contract”);

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and, in the singular, means either of them;

“Thirdone” means Thirdone Corp., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

“Thirdone Advance” means an amount of up to (i) the lesser of 73 per cent, of the Contract Price payable pursuant to the Thirdone Shipbuilding Contract and $11,200,000 or, (ii) if the Thirdone Ship is subject to an Approved Charterparty, the lesser of 80 per cent, of the Contract Price payable pursuant to the Thirdone Shipbuilding Contract and $12,280,000, to be made available to Thirdone in five tanches as follows:

(a)	an amount of up to $1,898,000 upon the commencement of steel cutting of the Thirdone Ship (the “Thirdone Advance Tranche A”);

(b)	an amount of up to $2,950,000 upon the commencement of keel-laying of the Thirdone Ship (the “Thirdone Advance Tranche B”);

(c)	an amount of up to $2,950,000 upon the launching of the Thirdone Ship (the “Thirdone Advance Tranche C”); and

(d)	an amount of up to $3,402,000 or, (ii) if the Thirdone Ship is subject to an Approved Charterparty, $4,482,000, upon the delivery of the Thirdone Ship (the “Thirdone Advance Tranche D”);

“Thirdone Earnings Account” means an account in the name of Thirdone with the Lender designated “Thirdone Corp.- Earnings Account”, or any other account (with that or another office of the Lender) which is designated by the Lender as the Thirdone Earnings Account for the purposes of this Agreement;

“Thirdone Tranches” means, together, the Thirdone Advance Tranche A, the Thirdone Advance Tranche B, the Thirdone Advance Tranche C and the Thirdone Advance Tranche D and, in the singular, means any of them;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether . for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the relevant Borrower’s full control;

(c)	any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month redelivered to the relevant Borrower’s full control; and

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

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(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Borrower with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred.

1.2	Construction of certain terms. In this Agreement:

“approved” means, for the purposes of Clause 13, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its security council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means all insurances effected, or which the relevant Borrower is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

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“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or (with respect to Insurances commencing on or after 1/11/1995) clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, in entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 23 of the Institute Time Clauses (Hulls)(1/10/83) or (with respect to Insurances commencing on or after 1/11/1995) clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	General Interpretation. In this Agreement:

(a)	references in Clause 1.1 to a Finance Document or any other document being in the form of a particular appendix include references to that form with any modifications to that form which the Lender approves or reasonably requires;

(b)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(c)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(d)	words denoting the singular number shall include the plural and vice versa; and

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(e)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.5	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement the Lender shall make available to the Borrowers a loan facility of up to $22,400,000, or if the Ships are subject to Approved Charterparties, up to $24,560,000, in up to four Advances in respect of each Ship to part-finance the acquisition of that Ship.

2.2	Purpose of Loan. The Borrowers undertake with the Lender to use each Advance and each Tranche only for the purpose stated in the preamble to this Agreement.

3	DRAWDOWN

3.1	Request for Advance. Subject to the following conditions, the Borrowers may request an Advance to be made by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (Hamburg time) 2 Business Days prior to the intended Drawdown Date.

3.2	Availability. The conditions referred to in Clause 3.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of each Advance shall not exceed:

(i)	in the case of the Secondone Advance, an amount up to (aa) the lesser of 73 per cent. of the Contract Price payable pursuant to the Secondone Shipbuilding Contract and $11,200,000 or, provided that an Approved Charterparty has been executed, (bb) 80 per cent. of the Contract Price payable pursuant to the Secondone Shipbuilding Contract and $12,280,000;

(ii)	in the case of the Thirdone Advance, an amount up to (aa) the lesser of 73 per cent of the Contract Price payable pursuant to the Thirdone Shipbuilding Contract and $11,200,000 or, provided that an Approved Charterparty has been executed, (bb) 80 per cent. of the Contract Price payable pursuant to the Thirdone Shipbuilding Contract and $12,280,000;

(c)	the aggregate amount of the Advances shall not exceed (i) $22,400,000 or, if the Ships are subject to Approved charterparties, (ii) $24,560,000.

3.3	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director or other authorised person of the Borrowers; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4	Disbursement of Tranche. Subject to the terms of this Agreement, the Lender shall on each Drawdown Date advance the relevant Tranche to the Borrowers by paying the proceeds thereof to the relevant Earnings Account for onward payment to the account of the Builder which the Borrowers must specify in the Drawdown Notice, and the Borrowers hereby unconditionally and irrevocably authorise the Lender to make such payment on their behalf.

3.5	Disbursement of Advance to third party. The payment by the Lender under Clause 3.4 to the Builder shall constitute the making of the Tranche and the Borrowers shall at that time become indebted, as principal and direct obligor, to the Lender in an amount equal to that Tranche.

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3.6	Automatic drawdown of the Secondone Advance Tranche A / Thirdone Advance Tranche A. If:

(a)	a demand is made by the Builder under an Instalment Guarantee for a Ship; or

(b)	after an Event of Default has occurred the circumstances which are described in Clause 19.2(a)(iv) shall come into effect. The Secondone Tranche A or the Thirdone Advance Tranche A (as required) which shall be used in part-financing the relevant Ship shall be drawn down on the date on which any of the circumstances referred to in paragraph (a) of this Clause 3.6 shall occur and the Borrowers irrevocably and unconditionally agree and direct the Lender to proceed with the drawdown of the relevant Tranche and direct that the proceeds of such Tranche shall be applied to discharge in part the amount of the liability of the Lender under the relevant Instalment Guarantee.

4	INTEREST

4.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Advance, in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.

4.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period shall be the aggregate of (a) the applicable Margin and (b) LIBOR for that Interest Period.

4.3	Payment of accrued interest. In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 6 months during that Interest Period and on the last day of that Interest Period.

4.4	Notification of market disruption. The Lender shall promptly notify the Borrowers if no rate is quoted on Reuters BBA page LIBOR01 or if for any reason the Lender is unable to obtain Dollars in the London Interbank Market in order to fund the Loan (or any part of it) or an Advance during any Interest Period, stating the circumstances which have caused such notice to be given.

4.5	Suspension of drawdown. If the Lender’s notice under Clause 4.4 is served before an Advance is made, the Lender’s obligation to make that Advance (or the relevant Tranche under that Advance) shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6	Negotiation of alternative rate of interest. If the Lender’s notice under Clause 4.4 is served after an Advance is made, the Borrowers and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Loan during the Interest Period concerned.

4.7	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the Loan plus the applicable Margin; and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

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4.9	Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Lender under Clause 4.8, the Borrowers may give the Lender not less than IS Business Days’ notice of their intention to prepay at the end of the interest period set by the Lender.

4.10	Prepayment. A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the applicable Margin.

4.11	Application of prepayment. The provisions of Clause 7 shall apply in relation to the prepayment.

5	INTEREST PERIODS

5.1	Commencement of Interest Periods. The first Interest Period applicable to a Tranche shall commence on the Drawdown Date relative to that Tranche and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

5.2	Duration of normal Interest Periods. Subject to Clauses 5.3 and 5.4, each Interest Period shall be:

(a)	3 or 6 months as notified by the Borrowers to the Lender not later than 11.00 a.m. (Hamburg time) 2 Business Days before the commencement of the Interest Period; or

(b)	in the case of the first Interest Period applicable to the second and each subsequent Tranche of the same Advance, a period ending on the last day of the then current Interest Period for that Advance, whereupon all of the Trenches of that Advance shall be consolidated and treated as a single Advance;

(c)	3 months, if the Borrowers fail to notify the Lender by the time specified in paragraph (a); or

(d)	such other period as the Lender may agree with the Borrowers.

5.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

5.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lender has agreed an Interest Period longer than 6 months, the Lender notifies the Borrowers by 11.00 a.m. (Hamburg time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months duration.

6	DEFAULT INTEREST

6.1	Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrowers under any Finance Document which the Lender, or other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

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(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

6.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 6.3; or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 6.3.

6.3	Calculation of default rate of interest. The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the applicable Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)	LIBOR; or

(ii)	if the Lender determines that Dollars deposits for any such period are not being made available to any Lender by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to the Lender from such other sources as the Lender may from time to time determine.

6.4	Notification of interest periods and default rates. The Lender shall promptly notify the Borrowers of each interest rate determined by the Lender under Clause 6.3 and of each period selected by the Lender for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Lender’s notification.

6.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Lender for the account if the Lender to which the overdue amount is due.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7	REPAYMENT AND PREPAYMENT

7.1	Amount of repayment instalments. The Borrowers shall repay each Advance by:

(a)	20 equal consecutive semi-annual instalments of $330,000 each; and

(b)	a balloon instalment of $4,600,000 (the “Balloon Instalment”),

Provided that (i) if an Approved Charterparty is executed and the amount drawn under a Delivery Tranche is $4,482,000, the Borrowers shall repay the additional $1,080,000 in equal instalments during the period of the Approved Charterparty in addition to the repayment instalment noted in subparagraph (a) above as the Lender may approve or require and (ii) if the aggregate principal amount of an Advance drawn by the Borrowers is less than $11,200,000, each repayment instalment and the Balloon Instalment applicable to that Advance shall be reduced pro rata by an amount in aggregate equal to such undrawn amount.

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7.2	Repayment Dates. The first repayment instalment of each Advance shall be repaid on the date falling 6 months after the Drawdown Date for the Delivery Tranche applicable to that Tranche and each subsequent repayment instalment shall be repaid at semi-annual intervals thereafter and the last repayment instalment, together with the applicable Balloon Instalment, shall be repaid on the date falling on the tenth anniversary of the Drawdown Date for the relevant Delivery Tranche

7.3	Final Repayment Date. On the final Repayment Date, the Borrowers shall additionally pay to the Lender for the account of the Lender all other sums then accrued or owing under any Finance Document.

7.4	Voluntary prepayment. Subject to the following conditions, the Borrowers may prepay the whole or any part of an Advance on the last day of an Interest Period applicable to that Advance.

7.5	Conditions for voluntary prepayment. The conditions referred to in Clause 7.4 are that:

(a)	a partial prepayment shall be equal to a repayment instalment as outlined in Clause 7.1 or a multiple thereof;

(b)	the Lender has received from the Borrowers at least 30 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)	the Borrowers have provided evidence satisfactory to the Lender that any consent required by any Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects the Borrowers or any Security Party has been complied with.

7.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

7.7	Mandatory prepayment. The Borrowers shall:

(a)	be obliged to prepay the Relevant Proportion of the Loan:

(i)	if a Ship is sold, on or before the date on which the sale is completed by delivery of that Ship to the buyer; or

(ii)	if a Ship becomes a Total Loss, on the earlier of the date falling 150 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss; and

(b)	the whole of the Advance relative to the applicable Ship if any of the following occurs, on demand by the Lender:

(i)	the rights of the relevant Borrower under the Shipbuilding Contract relative to that Ship are transferred or assigned to a third party; or

(ii)	the Shipbuilding Contract relative to that Ship or any Refund Guarantee relative to that Ship is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in force for any reason; or

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(iii)	the Shipbuilding Contract is amended or varied without the prior written consent of the Lender except for any such amendment or variation as is permitted by this Agreement or any other relevant Finance Document; or

(iv)	the Ship has not for any reason been delivered to, and accepted by the relevant Borrower under the relevant Shipbuilding Contract by the end of the relevant Availability Period.

In Clause 7.7(a), “Relevant Proportion” means such amounts as the Lender may determine in its sole discretion and notify the Borrowers prior to the date referred to in Clause 7.7(a).

7.8	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1(b) but without premium or penalty Provided that where a voluntary payment is made hereunder as a result of a partial or total refinancing of the Loan within four years from the date of this Agreement, the Borrowers shall pay to the Lender a prepayment fee of 0.375 per cent. of the amount of such prepayment.

7.9	Application of partial prepayment. Each partial prepayment shall be applied first against the Balloon Instalment relative to the relevant Advance and then against the then outstanding repayment instalments relative to that Advance referred to in Clause 7.1 in inverse order of maturity.

7.10	No reborrowing. No amount prepaid may be reborrowed.

8	GUARANTEE FACILITY

8.1

(a)	Subject to the other provisions of this Agreement, the Lender shall make available to the Borrowers the Guarantee Facility not exceeding $5,900,000 together with interest at the rate of 7 per cent. per annum for a maximum period of 60 days, representing the maximum actual and contingent liabilities of the Lender under the Instalment Guarantees.

(b)	The Borrowers must issue and send to the Lender a request for making available an Instalment Guarantee not less than 2 Business Days before the intended issuance which shall be in the form attached herein as Schedule 3.

(c)	The Instalment Guarantees will only be issued at the time when the first instalment of the Contract Price of each Ship is paid to the Builder.

8.2	The Outstanding Guarantee Amount shall not be treated as reduced for the purposes of this Agreement unless and until:

(a)	the Lender has received a written confirmation from the Builder of the amount of such reduction; or

(b)	the Lender is satisfied that its liability under an Instalment Guarantee has been irrevocably reduced or discharged; or

(c)	the amount of an Instalment Guarantee irrevocably and unconditionally reduces in accordance with its terms; or

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(d)	the expiry date of an Instalment Guarantee elapses and the Lender has, on the Borrowers’ request, notified the Borrowers in writing that it is satisfied that no claim or demand has been made or may thereafter be made, under such Instalment Guarantee.

8.3	The Lender shall, immediately after receiving a demand from, or after being notified by, the Builder that it is required to make payment under an Instalment Guarantee, notify the Borrowers that such payment is due and of the Settlement Amount and the Settlement Date in respect thereof.

8.4	Without prejudice to the Borrowers’ obligations under Clause 8.5, the Borrowers shall pay to the Lender the Settlement Amount in Dollars on the Settlement Date, which amount shall be paid:

(a)	subject to compliance with Clause 9.1, by the Lender drawing down the Secondone Advance Tranche A and/or the Thirdone Advance Tranche A which shall be applied directly in partly discharging the sums paid by the Lender under an Instalment Guarantee (and the Borrower hereby irrevocably authorises the Lender to drawdown the Secondone Advance Tranche A and/or the Thirdone Advance Tranche A and apply the same in accordance with this Clause 8.4); and

(b)	by the Borrowers making prompt payment to the Lender of a sum equal to the balance of any Settlement Amount.

8.5	Each Borrower agrees that it shall:

(a)	pay to the Lender, upon demand by the Lender, an amount equal to each amount:

(i)	demanded from or paid by the Lender under an Instalment Guarantee;

(ii)	paid by the Lender to the Builder under Clause 8.9;

and which is not otherwise fully reimbursed, paid or repaid by the Borrowers under this Agreement; and

(b)	indemnify, as principal and independent debtor, the Lender on demand against all actions, claims, demands, liabilities, costs, losses, damages and expenses incurred, suffered or sustained or any penalty or other expenditure which may result or which the Lender may incur, suffer or sustain in connection with or arising out of or in relation to the Guaranteed Obligations and/or the payment under or other performance of an Instalment Guarantee.

8.6	Each Borrower:

(a)	irrevocably authorises the Lender to make any payment demanded from it pursuant to an Instalment Guarantee if that demand is made in accordance with its terms;

(b)	accepts that any demand for payment made by the Builder pursuant to an Instalment Guarantee and which is made in accordance with its terms shall be conclusive evidence that the Lender was liable to make payment under such Instalment Guarantee and any payment which the Lender makes pursuant to any such demand shall be accepted by the Borrowers as binding upon the Borrowers; and

(c)	acknowledges and agrees that the Lender shall in no circumstances whatsoever be liable to the Borrowers in respect of any loss or damage suffered by the Borrowers by reason of the Lender making a payment to the Builder in connection with any payment demanded under an Instalment Guarantee.

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8.7	The liabilities and obligations of the Borrowers under the indemnities set out in Clause 8.6 shall remain in force as a continuing security until:

(a)	the full, prompt and complete performance of all the terms of such indemnities including the proper and valid payment of all amounts that may become due to the Lender under this Clause 8.7; and

(b)	an absolute discharge or release of the Borrowers signed by the Lender and accordingly the Borrowers shall not have, as regards those indemnities, any of the rights or defences of a surety.

8.8	Without limiting the generality of Clause 8.7, no Borrower shall not be discharged from any of its liabilities or obligations under Clause 5.5 by, nor have any claim against the Lender in respect of:

(a)	any misrepresentation or non-disclosure respecting the affairs or condition of the Lender made to the Borrowers by any person; or

(b)	the Builder and/or the Lender releasing or granting any time or any indulgence whatsoever or making any settlement, composition or arrangement with the Borrowers, the Builder or any other person; or

(c)	the Builder and/or the Lender asserting or pursuing, failing or neglecting to assert or pursue, or delaying in asserting or pursuing, or waiving, any of their rights or remedies against any Borrower, the Builder or any other person; or

(d)	the Builder and/or the Lender and/or any Borrower, with the consent of that Borrower (or with or without the consent of that Borrower in the case of any variation agreed between the Builder and that Borrower or the person whose obligations are guaranteed thereby), making, whether expressly or. by conduct, any variation to any Guaranteed Obligations or an Instalment Guarantee; or

(e)	the Builder and/or the Lender and/or any Borrower:

(i)	taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security in relation to the Builder or that Borrower or any other person in such manner as it or they think fit; or

(ii)	claiming, proving for, accepting or transferring any payment in respect of the obligations and liabilities of that Borrower and/or the Builder relative to the Guaranteed Obligations or under this Agreement in any composition by, or winding up of, that Borrower and/or any third party or abstaining from so claiming, proving, accepting or transferring; or

(f)	any assignment or transfer by the Builder of, or any succession to, any of its rights relative to the Guaranteed Obligations or an Instalment Guarantee.

8.9	Each Borrower;

(a)	irrevocably authorises the Lender to negotiate with the Builder at any time after the occurrence of any Event of Default with a view to arranging for the prepayment by the Lender, for the account of the Borrowers, of any Guaranteed Obligations; and

(b)	agrees that at any time after the occurrence of any Event of Default the Lender shall be entitled (but not, so far as the Borrowers are concerned, bound) to pay to the Builder, in such manner and upon such terms as the Lender and the Builder shall agree, any Guaranteed Obligations.

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9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. The Lender’s obligation to advance a Tranche and issue an Instalment Guarantee arc subject to the following conditions precedent:

(a)	that, on or before service of the Guarantee Facility Request, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to and its lawyers;

(b)	that, on or before the Drawdown Date in respect of the first Tranche of each Advance, the Secondone Tranche A and the Thirdone Tranche A, the Lender receives the documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)	that, on or before the Drawdown Date in respect of the second Tranche of each Advance, the Secondone Advance Tranche B and the Thirdone Advance Tranche B, the Lender receives the documents described in Part C of Schedule 2 in a form and substance satisfactory to it and its lawyers;

(d)	that, on or before the Drawdown Date in respect of the third Tranche of each Advance, the Secondone Advance Tranche C and the Thirdone Advance Trench C, the Lender receives the documents described in Part D of Schedule 2 in form and substance satisfactory to it and its lawyers;

(e)	that, on or before the Drawdown Date in respect of each Delivery Tranche, the Lender receives the documents described in Part E of Schedule 2 in form and substance satisfactory to it and its lawyers;

(f)	that, on or before service of each Drawdown Notice the Lender has received all accrued commitment commission due and payable pursuant to Clause 20.1;

(g)	that, on or before service of the Drawdown Notice in respect of the first Tranche, the Lender has received the first instalment of the arrangement fee referred to in Clause 20.1;

(h)	that both at the date of each Drawdown Notice, at each Drawdown Date and on issuance of any Instalment Guarantee:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the relevant Tranche;

(ii)	the representations and warranties in Clause 10.1 and those of the Borrowers or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 4.4 has occurred; and

(iv)	there has been no material adverse change in the financial condition, state of affairs or prospects of any Borrower or any Security Party applying at the date of this Agreement; and

(i)	that, if the ratio set out in Clause 15.1 were applied immediately following the making of each Delivery Tranche, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause;

(j)	that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrowers prior to the relevant Drawdown Date.

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9.2	Waivers of conditions precedent. If the Lender, at its discretion, permits an Advance to be borrowed or agrees to issue an Instalment Guarantee before certain of the conditions referred to in Clause 10.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 5 Business Days after the relevant Drawdown Date (or such longer period as the Lender may specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. Each Borrower represents and warrants to the Lender as follows.

10.2	Status. Each Borrower is duly incorporated and validly existing and in good standing under the laws of the Marshall Islands.

10.3	Share capital and ownership. Each Borrower has an authorised share capital of 500 registered and/or bearer shares of no par value, all of which shares have been issued to bearer.

10.4	Corporate power. Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to purchase and pay for its Ship and register its Ship in its name under an Approved Flag;

(b)	to execute the Finance Documents to which that Borrower is a party; and

(c)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which that Borrower is a party.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests. The Finance Documents to which a Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower’s legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	each Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts. The execution by a Borrower of each Finance Document and the borrowing by the Borrowers of the Loan, and each Borrower’s compliance with each Finance Document will not involve or lead to a contravention of:

(a)	any law or regulation; or

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(b)	the constitutional documents of any Borrower; or

(c)	any contractual or other obligation or restriction which is binding on a Borrower or any of its assets.

10.9	No withholding taxes. All payments which each Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred.

10.11	Information. All information which has been provided in writing by or on behalf of any Borrower or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5; all accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no material adverse change in the financial position or state of affairs of any Borrower from that disclosed in the latest of those accounts, or in the financial position or state of any Security Party from that disclosed to. the Lender at the date of execution of the Lender’s commitment letter.

10.12	No litigation. No legal or administrative action involving any Borrower (including action relating to any alleged or actual breach of the ISM Code and the ISPS Code) has been commenced or taken or, to a Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on any Borrower’s financial position or profitability.

10.13	Validity and completeness of Shipbuilding Contracts. Each Shipbuilding Contract constitutes valid, binding and enforceable obligations of the Builder and the relevant Borrower respectively in accordance with its terms; and:

(a)	the copy of each Shipbuilding Contract delivered to the Lender before the date of this Agreement is a true and complete copy; and

(b)	no amendments or additions to any Shipbuilding Contract have been agreed nor has any Borrower waived any of their respective rights under any Shipbuilding Contract.

10.14	No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to any Borrower, the Builder or a third party in connection with the purchase of a Ship, other than as disclosed to the Lender in writing on or prior to the date of this Agreement.

10.15	Compliance with certain undertakings. At the date of this Agreement, each Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.

10.16	Taxes paid. Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or its Ship.

10.17	No money laundering. Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of each Borrower’s obligations and liabilities under the Finance Documents to which it is a party, and the transaction and other arrangements affected or contemplated by the Finance Documents to which each Borrower is a party, each Borrower confirms (i) that it is acting for their own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive (91/308) EEC) of the Council of the European Communities.

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11	GENERAL UNDERTAKINGS

11.1	General. Each Borrower undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period, except as the Lender may otherwise permit.

11.2	Title; negative pledge. Each Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in its Ship, the Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Document and except for Permitted Security Interests;

(b)	not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future; and

(c)	procure that its liabilities under the Finance Documents to which it is party do and will rank at least pari passu with all other present and future insecured liabilities, except for Liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. No Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

11.4	No other liabilities or obligations to be incurred. No Borrower will incur any liability or obligation except liabilities and obligations under the Shipbuilding Contract and the Finance Documents to which it is a party and liabilities or obligations reasonably incurred in the ordinary course of operating and chartering its Ship.

11.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrowers will send to the Lender:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Borrowers (commencing with the financial statements relating to the financial year of the Borrowers ending 31 December 2007), the audited financial statements of each Borrower; and

(b)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Approved Manager (commencing with the financial statements relating to the financial year of the Approved Manager ending 31 December 2007), the consolidated audited financial statements of the Approved Manager and all other ship-owning companies which are ultimately owned or controlled by the Approved Manager;

(c)	as soon as possible, upon receipt of the Lender’s request, information with respect to the financial standing, commitments, operations and performance of the Borrowers, the Ships, the Approved Manager and any other company owned or controlled by the Approved Manager.

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11.7	Form of financial statements. AII accounts delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles consistently applied;

(b)	give a true and fair view of the state of affairs of the relevant Borrower or, as the case may be, the Approved Manager at the dam of those financial statements and of their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the relevant Borrower or, as the ease may be, the Approved Manager and the ship-owning companies which are ultimately owned or controlled by the Approved Manager.

11.8	Shareholder and creditor notices. Each Borrower will send the Lender, at the same time as they are despatched, copies of all communications which are despatched to that Borrower’s shareholders or creditors or any class of them.

11.9	Consents. Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for that Borrower to perform its obligations under any Finance Document to which it is a party;

(b)	for the validity or enforceability of any Finance Document to which it is a party;

(c)	for that Borrower to continue to own and operate its Ship,

and each Borrower will comply with the terms of all such consents.

11.10	Maintenance of Security Interests. Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation. Each Borrower will provide the Lender with details of any legal or administrative action involving that Borrower, any Security Party, or its Ship, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

11.12	No amendment to Shipbuilding Contracts. No Borrower will agree, without the prior written consent of the Lender, to any material amendment or supplement to, or waive or fail to enforce, the Shipbuilding Contract to which it is a party or any of its provisions.

11.13	Principal place of business. Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at Clause 28.2(a); and no Borrower will establish, or do anything as a result of which it would be deemed to have a place of business in any country other than the Marshall Islands.

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11.14	Confirmation of no default. The Borrowers will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by 2 directors or officers of the Borrowers and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

11.15	Notification of default. Each Borrower will notify the Lender as soon as that Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will keep the Lender fully up-to-date with all developments.

11.16	Provision of further information. Each Borrower will (and shall procure that the Approved Manager will), as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating to:

(a)	a Borrower, its Ship, the Shipbuilding Contract to which it is a party, the Earnings or the Insurances relative to its Ship; or

(b)	any other matter relevant to, or to any provision of, a Finance Document which may be requested by the Lender at any time.

12	CORPORATE UNDERTAKINGS

12.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Lender may otherwise permit.

12.2	Maintenance of status. Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

12.3	Negative undertakings. No Borrower will:

(a)	carry on any business other than the ownership, chartering and operation of its Ship; or

(b)	pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital; or

(c)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in any Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

(iii)	or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to any Borrower than those which it could obtain in a bargain made at arms’ length;

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(d)	other than the Earnings Accounts, open or maintain any account with any bank or financial institution except accounts with the Lender for the purposes of the Finance Documents;

(e)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(l)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative;

(g)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation; or

(h)	acquire any vessel other than its Ship.

13	INSURANCE

13.1	General. Each Borrower undertakes to procure and maintain at all times throughout the Security Period, at that Borrower’s costs and expenses, such insurances covering physical loss and/or damage, liabilities to crew, cargo and third parties and all other insurable consequential losses of, or in connection with, its Ship (until her delivery to it under the Shipbuilding Contract or under any other applicable agreement), on such terms, conditions and insured values as expressly required by the Lender. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 at all times during the Security Period (after the Ship has been delivered to it under the Shipbuilding Contract or under any other applicable agreement) except as the Lender may otherwise permit.

13.2	Maintenance of obligatory insurances. Each Borrower shall keep its Ship insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks;

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for that Borrower to insure and which are specified by the Lender by notice to that Borrower.

13.3	Terms of obligatory insurances. Each Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the market value of the Ship (determined in accordance with Clause 15.5) owned by it and (ii) an amount which when aggregated with the insured value of the other Ship at the relevant time subject to a Mortgage, is equal to or greater than 120 per cent, of the Loan; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market (currently $1,000,000,000);

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(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Lender. In addition to the terms set out in Clause 13.3, each Borrower shall procure that the obligatory insurances shall:

(a)	whenever the Lender requires name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(c)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(e)	provide that the Lender may make proof of loss if the relevant Borrower fails to do so.

13.5	Renewal of obligatory insurances. Each Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s approval to the matters referred to in paragraph (i);

(b)	at least 14 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking. Each Borrower shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

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(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender in writing, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to a Ship under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Lender.

13.7	Copies of certificates of entry. Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which its Ship is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for its Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender;

(c)	where required to be issued under the terms of insurance/indemnity provided by that Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Borrower in relation to its Ship in accordance with the requirements of such protection and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to its Ship.

13.8	Deposit of original policies. Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

13.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Restrictions on employment. No Borrower shall employ its Ship, nor permit her to be employed, outside the cover provided by any obligatory insurances.

13.12	Compliance with terms of insurances. No Borrower shall do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7 (c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

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(b)	no Borrower shall make any changes relating to the classification or classification society or manager or operator of its Ship approved by the underwriters of the obligatory insurances;

(c)	each Borrower shall make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which its Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	neither Borrower shall employ its Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13	Alteration to terms of insurances. No Borrower shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

13.14	Settlement of claims. No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and each Borrower shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.15	Provision of copies of communications. Each Borrower shall provide the Lender, at the time of each such communication, copies of all written communications between that Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16	Provision of information. In addition, each Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 below or dealing with or considering any matters relating to any such insurances; and each Borrower shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a).

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13.17	Mortgagee’s interest and additional peril insurances. The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance and a mortgagee’s interest marine insurance in an amount equal to 110 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Lender may form time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18	Review of insurance requirements. The Lender shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting a Borrower or its Ship and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which that Borrower may be subject), and may appoint insurance consultants in relation to this review at the cost of that Borrower.

13.19	Modification of insurance requirements. The Lender shall notify a Borrower of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Lender consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the relevant Borrower as an amendment to this Clause 13 and shall bind that Borrower accordingly.

13.20	Compliance with mortgagee’s instructions. The Lender shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Lender until the relevant Borrower implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.

14	SHIP COVENANTS

14.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 14 at all times during the Security Period (after its Ship has been delivered to it under the Shipbuilding Contract or under any other applicable agreement) except as the Lender may otherwise permit in writing.

14.2	Ship’s name and registration. Each Borrower shall keep its Ship registered in its name under the Approved Flag; shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of its Ship, in each case without the prior written consent of the Lender.

14.3	Repair and classification. Each Borrower shall keep its Ship in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain its Ship with the classification “BV I * HULL, * MACH, OIL/CHEMICAL, ESP, UNRESTRICTED NAVIGATION, INWATERSURVEY” with Bureau Veritas free of outstanding recommendations and conditions of such classification society affecting that Ship’s class; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time including but not limited to the ISM Code, the ISPS Code and the ISM Code Documentation.

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14.4	Modification. No Borrower shall make any modification or repairs to, or replacement of, its Ship or equipment installed on its Ship which would or might materially alter the structure, type or performance characteristics of its Ship or materially reduce its value.

14.5	Removal of parts. No Borrower shall remove any material part of its the Ship, or any item of equipment installed on its Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on a Ship the property of that Borrower and subject to the security constituted by the Mortgage Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to its Ship.

14.6	Surveys. Each Borrower shall submit its Ship regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender, provide the Lender with copies of all survey reports.

14.7	Inspection. Each Borrower shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board its Ship at all reasonable times (during the pre-delivery and post-delivery period) to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections, and all costs and expenses in relation thereto shall be for the account of the Borrowers.

14.8	Prevention of and release from arrest. Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against its Ship, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of its Ship, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of its Ship, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of its Ship, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.9	Compliance with laws etc. Each Borrower shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to its Ship, its ownership, operation and management or to the business of that Borrower and the Approved Manager;

(b)	not employ its Ship nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit it to enter or trade to any zone which is declared a war zone by any government or by its Ship’s war risks insurers unless the prior written consent of the Lender has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

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14.10	Provision of information. Each Borrower shall promptly provide the Lender with any information which it requests regarding:

(a)	its Ship, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to its Ship’s master and crew;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of its Ship and any payments made in respect of that Ship;

(d)	any towages and salvages;

(e)	each Borrower’s, the Approved Manager’s or each Ship’s compliance with the ISM Code and the ISPS Code;

and, upon the Lender’s request, provide copies of any current charter relating to its Ship, of any current charter guarantee and of the Document of Compliance, Safety Management Certificate and International Ship Security Certificate of its Ship.

14.11	Notification of certain events. Each Borrower shall immediately notify the Lender by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which any Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of any Ship, any exercise or purported exercise of any lien on any Ship or its Earnings or any requisition of any Ship for hire;

(e)	any intended dry docking of any Ship;

(f)	any Environmental Claim made against any Borrower or in connection with any Ship, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against any Borrower, the Approved Manager or otherwise in connection with any Ship;

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and each Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of that Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

14.12	Restrictions on chartering, appointment of managers etc. No Borrower shall:

(a)	let its Ship on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of its Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

(c)	enter into any charter in relation to its Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

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(d)	charter its Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(e)	appoint a manager of its Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(f)	de-activate or lay up its Ship; or

(g)	put its Ship into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $250,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on its Ship or the Earnings for the cost of such work or for any other reason.

14.13	Notice of Mortgage. Each Borrower shall keep the relevant Mortgage registered against its Ship as a valid first priority mortgage, carry on board its Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Lender.

14.14	Sharing of Earnings. No Borrower shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)	enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Borrower to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

15	SECURITY COVER

15.1	Minimum required security cover. Clause 15.2 applies if the Lender notifies the Borrowers that:

(a)	the aggregate of the market values (determined as provided in Clause 15.3) of the Ships; plus

(b)	the net realisable value of any additionally security previously provided under this Clause 15 is below 125 per cent. of the Loan.

15.2	Provision of additional security cover; prepayment. If the Lender serves a notice on the Borrowers under Clause 15.1, the Borrowers shall, within 1 month after the date on which the Lender’s notice is served, either:

(a)	provide, or ensure that a third party provides, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and is documented in such terms as the Lender may approve or require; or

(b)	prepay in accordance with Clause 7 such part (at least) of the Loan as will eliminate the shortfall.

15.3	Meaning of additional security. In Clause 15.1 “security” means a Security Interest over an asset or assets (whether securing the Borrowers’ liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower’s liabilities under the Finance Documents.

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15.4	Requirement for additional documents. The Borrowers shall not be deemed to have complied with Clause 15.1 (i) above until the Lender has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 2, Part A below and such legal opinions in terms acceptable to the Lender from such lawyers as they may select.

15.5	Valuation of Ships. The market value of a Ship at any date is that shown by a valuation prepared:

(a)	as at a date not more than 14 days previously;

(b)	by an independent sale and purchase shipbroker which the Lender has approved or appointed for the purpose;

(c)	with or without physical inspection of the Ship (as the Lender may require);

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer;

(e)	with or without charter of other contract of employment at the option of the Lender;

(f)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

In case such valuation is not accepted by the Borrowers, then the Borrowers shall have the right to appoint another shipbroker to value the Ship on the same basis. In case of a difference in value of greater than 10 per cent. in the amount of each valuation, the Lender and the Borrowers agree to accept the valuation of a third shipbroker nominated by each party (such valuation to be formally requested by and addressed to the Lender), otherwise the valuation by the shipbroker appointed by the Lender shall prevail. Each Borrower agrees to supply to the Lender and to any such shipbroker such information concerning its Ship and its condition as such shipbroker may require for the purpose of making such valuation.

15.6	Value of additional security. The net realisable value of any additional security which is provided under Clause 15.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.4.

15.7	Valuations binding. Any valuation under Clause 15.2, 15.3 or 15.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Lender makes of a security which does not consist of or include a Security Interest.

15.8	Provision of information. The Borrowers shall promptly provide the Lender and any broker or expert acting under Clause 15,4 or 15.5 with any information which the Lender or the broker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the broker or the Lender (or the expert appointed by them) consider prudent.

15.9	Payment of valuation expenses. Without prejudice to the generality of the Borrowers’ obligations under Clauses 20.2, 20.3 and 21.3, the Borrowers shall, on demand, pay the Lender the amount of the fees and expenses of any broker or expert instructed by the Lender under this Clause and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause.

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15.10	Application of prepayment. Clause 7 shall apply in relation to any prepayment pursuant to Clause 15.2(b).

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments. All payments to be made by the Borrowers to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollars funds settled through the New York Clearing House Interbank Payment System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to the account of the Lender at Citibank N.A., III Wall Street, New York, New York U.S.A. (Account No. 36008979), or to such other account with such other bank as the Lender may from time to time notify to the Borrowers.

16.2	Payment on non-Business Day. If any payment by the Borrowers under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Lender accounts. The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.5	Accounts prima facie evidence. If the account maintained under Clauses 20.4 shows an amount to be owing by the Borrowers or a Security Party to the Lender, that account shall be prima facie evidence that that amount is owing to the Lender.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents (or any of them) in such order of application and/or such proportions as the Lender may specify by notice to the Borrowers and the Security Parties;

(b)	SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrowers and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of this Clause; and

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(c)	THIRDLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

17.2	Variation of order of application. The Lender may, by notice to the Borrowers and the Security Parties, provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application. The Lender may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden. This Clause 17 and any notice which the Lender gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings. Each Borrower undertakes with the Lender to ensure that, throughout the Security Period (subject only to the provisions of the relevant General Assignment), all the Earnings of a Ship are paid to the Earnings Account for that Ship.

18.2	Interest accrued on account. Any credit balance on the Earnings Accounts shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Lender likely to remain the Earnings Account.

18.3	Release of accrued interest. Interest accruing under Clause 18.2 shall be released to the Borrowers on each Repayment Date unless an Event of Default or a Potential Event of Default has occurred.

18.4	Location of accounts. Each Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or re-location of the Earnings Accounts (or any of them);

(b)	execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts.

18.5	Debits for expenses etc. The Lender shall be entitled (but not obliged) from time to time to debit the Earnings Accounts (or any of them) without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to the Lender or payment of which the Lender has become entitled to demand under Clause 20 or 21.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)	any Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

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(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 12.2, 12.3, or 14.1; or

(c)	any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the opinion of the Lender, such default is capable of remedy, and such default continues unremedied 10 days after written notice from the Lender requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in the Finance Document) any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above); or

(e)	any representation, warranty or statement made by, or by an officer of, any Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Lender, unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $100,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than any Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

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(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)	a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)	any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Lender, is similar to any of the foregoing; or

(h)	any Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Lender, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any official consent necessary to enable any Borrower to own, operate or charter its Ship or to enable any Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document or any Shipbuilding Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	it appears to the Lender that, without its prior consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in any Borrower or any Security Party or in the ultimate control of the voting rights attaching to any of those shares; or

(l)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

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(n)	either Shipbuilding Contract or any Refund Guarantee is amended or varied without the prior written consent of the Lender except for any such amendment or variation as is permitted by this Agreement or any relevant Finance Document; or

(o)	demand is made by the Builder under any Instalment Guarantee and the Borrowers have failed to make the payment required by Clause 8,4, or

(p)	either Ship ceases to be managed by the Approved Manager on the terms of the relevant Management Agreement, unless prior to such cessation the relevant Borrower has appointed a substitute manager acceptable to the Lender in all respects;

(q)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of any Borrower, or the Approved Manager; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Lender considers that there is a significant risk that any Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Lender may:

(i)	serve on the Borrowers a notice stating that the obligations of the Lender to the Borrowers under this Agreement are terminated; and/or

(ii)	serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)	take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Lender is entitled to take under any Finance Document or any applicable law; and/or

(iv)	discharge the Lender’s liability under each Instalment Guarantee by drawing down the Secondone Advance Tranche A or Thirdone Advance Tranche A as contemplated by Clause 3.6 (b); and or

(b)	the Lender may take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the Lender is entitled to take under any Finance Document or any applicable law.

19.3	Termination of obligations. On the service of a notice under Clause 19.2(a), all the obligations of the Lender to the Borrowers under this Agreement shall terminate.

19.4	Acceleration of Loan. On the service of a notice under Clause 19.2(b), the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice. The Lender may serve notices under Clause 19.2 (a) and (b) simultaneously or on different dates and it may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

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19.6	Exclusion of Lender liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to a Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty or the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

19.7	Relevant Persons. In this Clause 19 a “Relevant Person” means a Borrower and a Security Party and any company which is a subsidiary of a Borrower or a Security Party or of which a Borrower or a Security Party is a subsidiary but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

19.8	Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) “petition” includes an application.

20	FEES AND EXPENSES

20.1	Arrangement and commitment fees. The Borrowers shall pay to the Lender:

(a)	a non-refundable arrangement fee of $78,400 on the date of this Agreement and, a further 0.35 per cent on any increase in the amount of the term loan facility agreed by the Lender upon the entry by a Borrower into an Approved Charterparty and payable on such date as the Lender may require;

(b)	quarterly in arrears during the period from (and including) the date of execution of the Lender’s commitment letter to the Drawdown Date in respect of the final Delivery Tranche, for the account of the Lender, a commitment fee equal to 0.3 per cent per annum of the undrawn amount of the Loan; and

(c)	a guarantee commission of 0.35 per cent. per annum of the Guaranteed Obligations for the period from (and including) date of issuance of any Instalment Guarantee.

20.2	Costs of negotiation, preparation etc. The Borrowers shall pay to the Lender on its demand the amount of all expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variation, amendments, enforcement etc. The Borrowers shall pay to the Lender, on the Lender’s demand, the amount of all expenses incurred by the Lender or the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

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(b)	any consent or waiver by the Lender under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security;

(d)	the opinions of the independent insurance consultant referred to in paragraph 6 of Part E of Schedule 2; or

(e)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (e) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender’s demand, fully indemnify the Lender against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

20.5	Certification of amounts. A notice which is signed by an authorised officer of the Lender, which states that a specified amount, or aggregate amount, is due to that Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by any Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by any Borrower on the amount concerned under Clause 6;

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender:

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(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities. The Borrowers shall fully indemnify the Lender on its respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, the Lender in any country, in relation to:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document;

(b)	any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the Lender’s or (as the case may be) the Lender’s own officers or employees.

21.4	Currency indemnity. If any sum due from any Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

that Borrower shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of any Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5	Certification of amounts. A notice which is signed by an authorised officer of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

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22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.

22.2	Grossing-up for taxes. If a Borrower is required by law to make a tax deduction from any payment:

(a)	that Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes. Within one month after making any tax deduction, that Borrower shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income. In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if the Lender notifies the Borrowers that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification and effect of illegality. On the Lender notifying the Borrowers under Clause 23.1, the Lender’s obligation to make any further Advances shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 23.1 as the date on which the notified event would become effective (i) the Borrowers shall prepay the Loan in full in accordance with Clause 7, (ii) the Borrowers shall procure the cancellation of any liability for the Outstanding Guarantee Amount on the date specified in its notice of intended prepayment; and (iii) on the date specified in the notice of intended prepayment, the Borrowers shall pay to the Lender an amount as cash collateral to secure the amount of any Instalment Guarantee.

23.3	Mitigation. If circumstances arise which would result in a notification under Clause 22.1 then, without in any way limiting the rights of the Lender under Clause 22.3, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

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(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs. This Clause 24 applies if the Lender notifies the Borrowers that it considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	the effect of complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, is that the Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say,:

(i)	an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(iii)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.1 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

24.2	Payment of increased costs. The Borrowers shall pay to the Lender, on the Lender’s demand, for the account of the Lender the amounts which the Lender from time to time notifies the Borrowers that it has specified to be necessary to compensate the Lender for the increased cost.

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24.3	Notice of prepayment. If a Borrower is not willing to continue to compensate the Lender for the increased cost under Clause 24.2, that Borrower may give the Lender not less than 14 days’ notice of its intention to prepay the Loan at the end of an Interest Period.

24.4	Prepayment. A notice under Clause 24.3 shall be irrevocable and on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the applicable Margin.

24.5	Application of prepayment. Clause 7 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances. The Lender may without prior notice:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of any Borrower at any office in any country of the Lender in or towards satisfaction of any sum then due from any Borrower to the Lender under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of any Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

25.2	Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

25.3	No Security Interest. This Clause 25 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrowers. No Borrower may, without the consent of the Lender transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Assignment by Lender. The Lender may assign all or any of the rights and interests which it has under or by virtue of the Finance Documents without the consent of any Borrower.

26.3	Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

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26.4	Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrowers; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.5	Disclosure of information. The Lender may disclose to a potential assignee or sub-participant any information which the Lender has received in relation to any Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

26.6	Change of lending office. The Lender may change its lending office by giving notice to the Borrowers and the change shall become effective on the later of:

(a)	the date on which the Borrowers receive the notice; and

26.7	the date, if any, specified in the notice as the date on which the change will come into effect.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Lender. A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clause 27.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time

28	NOTICES

28.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

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(a)	to each Borrower:	c/o Approved Manager
4 Skouze Street
185-36 Piraeus
Greece

Fax No: +30 210 654 5467

(b)	to the Lender:	Deutsche Schiffsbank AG
Domshof 17
D-28195 Bremen
Germany

Fax No: +49 421 360 9329

or to such other address as the relevant party may notify the Lender or, if the relevant party is the Lender, the Borrowers, the Lender and the Security Parties.

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by telex or fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices. Clauses 28.4 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language. Any notice under or in connection with a Finance Document shall be in English.

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28.8	Meaning of “notice”. In this Clause 28 “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	JOINT AND SEVERAL LIABILITY

29.1	General. All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 29.2, joint.

29.2	No impairment of Borrower’s obligations. The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	the Lender releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

29.3	Principal debtors. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.

29.4	Subordination. Subject to Clause 29.5, during the Security Period, no Borrower shall:

(a)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

29.5	Borrower’s required action. If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraphs ((a)) to ((d)) of Clause 29.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender’s notice.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

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(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts. A Finance Document may be executed in any number of counterparts.

30.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

31	LAW AND JURISDICTION

31.1	English law. This Agreement shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction. Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

31.3	Choice of forum for the exclusive benefit of the Lender. Clause 31.2 is for the exclusive benefit of the Lender, each of which reserves the right:

(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

No Borrower shall commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

31.4	Process Agent. Each Borrower irrevocably appoints WFW Legal Services Limited at its registered office for the time being, presently at 15 Appold Street, London EC2A 2HB, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

31.5	Lender’s rights unaffected. Nothing in this Clause 31 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of “proceedings”. In this Clause 31, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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EXECUTION PAGE

BORROWERS

SIGNED by VALENTIOS VALENTIS	)	/s/ VALENTIOS VALENTIS
for and on behalf of	)
SECONDONE CORP.	)
in the presence of:	)

SIGNED by VALENTIOS VALENTIS	)	/s/ VALENTIOS VALENTIS
for and on behalf of	)
THIRDONE CORP.	)
in the presence of	)

ALEXANDRA MICHALOPOULOS
SOLICITOR
WATSON, FARLEY & WILLIAMS
2, DEFTERAS MERARCHIAS
PIRAEUS 185 36 - GREECE

LENDER

SIGNED by ERICA LACOMBE	)	/s/ ERICA LACOMBE
for and on behalf of	)
DEUTSCHE SCHIFFSBANK	)
AKTIENGESELLSHAFT	)
in the presence of:	)

ALEXANDRA MICHALOPOULOS
SOLICITOR
WATSON, FARLEY & WILLIAMS
2, DEFTERAS MERARCHIAS
PIRAEUS 185 36 - GREECE

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SCHEDULE 1

DRAWDOWN NOTICE

To:	Deutsche Schiffsbank AG Domshof 17 D-28195 Bremen Germany

Attention: Shipping Department

2007

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated 2007 and made between ourselves, as joint and several Borrowers, and yourselves, as Lender, in connection with a loan facility of up to $24,560,000 and a guarantee facility of up to $5,900,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow the [Secondone] [Thirdone] Advance Tranche [A][B][C][D] as follows:

(a)	Amount of Advance: $[•].

(b)	Drawdown Date: [ ] 2007.

(c)	Duration of the first Interest Period shall be [•] months;

(d)	Payment instructions : account of [•] and numbered [•] with [•] of [•].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Lender.

5	We authorise you to deduct from the amount of the Advance all accrued but unpaid fees payable pursuant to Clause 20.1.

For and on behalf of

SECONDONE CORP.

THIRDONE CORP.

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SCHEDULE 2

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 9.1(a).

1	A duly executed original of each Predelivery Security Assignment, (and of each document required to be delivered pursuant thereto).

2	Copies of the certificate of incorporation and constitutional documents of each Borrower.

3	Copies of resolutions of the shareholders and directors of each Borrower authorising the execution of each of the Finance Documents referred to at paragraph 1 above to which that Borrower is a party and authorising named officers to give the Drawdown Notices and other notices under this Agreement and ratifying the execution of each Shipbuilding Contract.

4	The original of any power of attorney under which any Finance Document referred to at paragraph 1 above is executed on behalf of each Borrower.

5	Copies of all consents which any Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document or each Shipbuilding Contract.

6	Copies of the Shipbuilding Contracts and of all documents signed or issued by the Borrowers or the Builder (or any of them) under or in connection with the Shipbuilding Contract acceptable to the Lender.

7	The original Refund Guarantees issued in connection with the first instalment payable under each Shipbuilding Contract, together with such evidence as the Lender may require in relation to the registration of each Refund Guarantee with SAFE in accordance with the laws of the People’s Republic of China.

8	The originals of any mandates or other documents required in connection with the opening of and operation of each Earnings Account.

9	Documentary evidence that the Lender for service of process named in Clause 30 has accepted its appointment.

10	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Marshall Islands, the People’s Republic of China and such other relevant jurisdictions as the Lender may require.

11	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

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PART B

The following are the documents referred to in Clause 9.1(b):

1	The original Refund Guarantee issued in connection with the instalment payable pursuant to the relevant Shipbuilding Contract upon steel-cutting of the relevant Ship together with such evidence as the Lender may require in relation to the registration of the relevant Refund Guarantee with SAFE in accordance with the laws of the People’s Republic of China.

2	A duly issued invoice from the Builder showing all sums due and payable to the Builder pursuant to the relevant article of the Relevant Shipbuilding Contract upon steel-cutting of the relevant Ship.

3	Written confirmation from the relevant Borrower that they have irrevocably accepted and approved the building works which have been completed on the relevant Ship up to the date of her steel-cutting.

4	Stage certificates issued by such classification society as the Lender may approve in a form acceptable to the Lender, confirming that the building works carried out up to and including the steel-cutting of the relevant Ship have been completed to the satisfaction of such classification society.

5	The original Instalment Guarantee in respect of the relevant steel-cutting instalment is duly returned to the Lender.

PART C

The following are the documents referred to in Clause 9.1(c):

1	The original Refund Guarantee issued in connection with the instalment payable pursuant to the relevant Shipbuilding Contract upon keel-laying of the relevant Ship together with such evidence as the Lender may require in relation to the registration of the relevant Refund Guarantee with SAFE in accordance with the laws of the People’s Republic of China.

2	A duly issued invoice from the Builder showing all sums due and payable to the Builder pursuant to the relevant article of the Relevant Shipbuilding Contract upon keel-laying of the relevant Ship.

3	Written confirmation from the relevant Borrower that they have irrevocably accepted and approved the building works which have been completed on the relevant Ship up to the date of her keel-laying.

4	Stage certificates issued by such classification society as the Lender may approve in a form acceptable to the Lender, confirming that the building works carried out up to and including the keel-laying of the relevant Ship have been completed to the satisfaction of such classification society.

PART D

The following are the documents referred to in Clause 9.1(d):

1	The original Refund Guarantee issued in connection with the instalment payable pursuant to the relevant Shipbuilding Contract upon launching of the relevant Ship together with such evidence as the Lender may require in relation to the registration of the relevant Refund Guarantee with SAFE in accordance with the laws of the People’s Republic of China.

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2	A duly issued invoice from the Builder showing all sums due and payable to the Builder pursuant to the relevant article of the relevant Shipbuilding Contract upon the launching of the relevant Ship.

3	Written confirmation from the relevant Borrower that they have irrevocably accepted and approved the building works which have been completed on the relevant Ship up to the date of her launching.

4	Stage certificates issued by such classification society as the Lender may approve in a form acceptable to the Lender, confirming that the building works carried out up to and including the launching of the relevant Ship have been completed to the satisfaction of such classification society.

PART E

The following are the documents referred to in Clause 9.1(e).

In this Part E of Schedule 2, the following terms shall have the following meanings:

“Relevant Tranche” means the Delivery Tranche which is to be advanced on the relevant Drawdown Date to finance the final instalment of the Contract Price for the Relevant Ship;

“Relevant Ship” means the Ship which is to be financed by the Relevant Tranche.

1	A duly executed original of each of the Mortgage and the General Assignment applicable to the Relevant Ship (and of each document to be delivered pursuant to each of them).

2	Documentary evidence that:

(a)	the Relevant Ship has been unconditionally delivered by the Builder to, and accepted by the relevant Borrower under the relevant Shipbuilding Contract, and the full purchase price payable under the relevant Shipbuilding Contract (in addition to the part (if any) to be financed by the relevant Advance) has been duly paid, together with a copy of each of the documents deliverable by the Builder to the relevant Borrower under the relevant Shipbuilding Contract (including but not limited to, the Builder’s certificate, the bill of sale, the commercial invoice and the protocol of delivery and acceptance);

(b)	the Relevant Ship is definitively registered in the name of the relevant Borrower under an Approved Flag;

(c)	the Relevant Ship is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents to which that Borrower is a party;

(d)	the Relevant Ship maintains the classification specified in Clause 14.3(b) with Bureau Veritas of Shipping free of all recommendations and conditions of such classification society;

(e)	the Mortgage applicable to the Relevant Ship has been duly registered against that Ship as a valid first preferred or priority ship mortgage in accordance with the laws of the applicable Approved Flag State; and

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(f)	the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	A duly issued invoice from the Builder showing all sums due and payable to the Builder pursuant to the relevant Shipbuilding Contract upon delivery of the Relevant Ship.

4	Documents establishing that the Relevant Ship will, as from the Delivery Date, be managed by the Approved Manager on terms acceptable to the Lender, together with:

(a)	a copy of the Management Agreement and the Approved Manager’s Undertaking in relation to the Relevant Ship duly signed by the Approved Manager;

(b)	copies of the document of compliance (DOC) and safety management certificate (SMC) in respect of the Relevant Ship referred to in paragraph (a) of the definition of the ISM Code Documentation certified as true and in effect by the relevant Borrower and the Approved Manager; and

(c)	a copy of the International Ship Security Certificate in respect of the Relevant Ship certified as true and in effect by the relevant Borrower and the Approved Manager.

5	If required by the Lender, a valuation of the Relevant Ship (at the expense of the relevant Borrower) by an independent sale and purchase broker appointed by the Lender, prepared in accordance with Clause 15 which shows a value of the Relevant Ship in an amount acceptable to the Lender.

6	Favourable opinions from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the Relevant Ship as the Lender may require.

7	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the applicable Approved Flag State and such other relevant jurisdictions as the Lender may require.

Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrowers.

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SCHEDULE 3

GUARANTEE FACILITY REQUEST

To:	Deutsche Schiffsbank AG Domshof 17 D-28195 Bremen Germany

Attention: Shipping Department

2007

Dear Sirs

We refer to the loan agreement (the “Loan Agreement”) entered into between yourselves and ourselves dated [•] 2007 pursuant to which the Guarantee Facility of up to $5,900,000 and a loan facility of up to $24,560,000 has been made available to us. Terms defined in the Loan Agreement shall have the same meanings when used herein.

We request you to make available the Guarantee Facility relating to the second instalment for an amount of $2,950,000 payable pursuant to the Shipbuilding Contract for Hull No. [•] on [•].

We represent and warrant that:

(ii)	the representations and warranties made by us in Clause 10 of the Loan Agreement are true and accurate on the date hereof as if made on such date;

(iii)	the undertakings contained in Clause 11 have at all times been complied with; and

(iv)	no Event of Default (or event which, with the giving of notice and/or lapse of time or any other applicable condition, might constitute an Event of Default) has occurred and is continuing or would result from the proposed request for the Guarantee Facility.

for and on behalf of

SECONDONE CORP.

and

THIRDONE CORP.

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